EXHIBIT 99.1

NEWS RELEASE

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Weyerhaeuser Appoints Brian Chaney as Senior Vice President of Wood Products
Chaney to replace Keith O’Rear, who is retiring after 36 years with the company

SEATTLE, May 13, 2024 — Weyerhaeuser Company (NYSE: WY) today announced the appointment of Brian Chaney as senior vice president of Wood Products, effective June 3, 2024. Chaney currently serves as vice president of Engineered Wood Products and Innovation for the company, and he will take over for Keith O’Rear, who is retiring from his role on June 3 and will serve as a strategic advisor to the company through the end of 2024.

“Brian has demonstrated exceptional leadership driving safety, strategy and operational excellence in his 33 years with the company,” said Devin W. Stockfish, president and chief executive officer. “He has significantly strengthened our culture of innovation and execution and helped position us for future growth opportunities, and we look forward to bringing his vision and energy to the senior management team.”

“This is an incredible honor to lead our Wood Products organization,” Chaney said. “We are entering a period of tremendous opportunity for our company, particularly in terms of emerging technologies and innovations in our space. I’m excited to leverage the ideas and experience of everyone in our organization to help our teams operate more safely and effectively, continue providing exceptional service to our customers and further build on our competitive position at Weyerhaeuser.”

“I also want to congratulate Keith on his retirement and thank him for his 36 years of outstanding leadership and service with Weyerhaeuser,” Stockfish said. “Keith has had a deep and enduring impact on our company, from building a foundation of reliability across our manufacturing operations to driving operational excellence and helping develop the next generation of Wood Products leaders. We are grateful for all he has done to grow the business and build on our industry-leading operating performance.”

ABOUT BRIAN CHANEY
Brian Chaney started at Weyerhaeuser in 1991 and has held a series of progressive operational and leadership roles in Timberlands and across our Wood Products businesses, including serving in multiple senior-level manufacturing roles, as vice president of Wood Products Sales and Marketing and most recently as vice president of Engineered Wood Products and Innovation. Chaney earned a bachelor of science and a master’s in interdisciplinary studies from Oregon State University, as well as completing the Stanford University Executive Program.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls approximately 10.5 million acres of timberlands in the U.S., as well as 14 million acres of timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around real estate, climate solutions, energy and natural resources, among others. In 2023, the company generated $7.7 billion in net sales and employed approximately 9,300 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.